Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

PITTSBURGH, August 12, 2009 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced financial results for second quarter 2009. Net income for the quarter was $32.1 million following a loss of $23.6 million in the first quarter 2009. “After two difficult quarters, we are pleased to announce positive net income,” said John R. Price, President and Chief Executive Officer. “Our net interest margin improved significantly, largely due to lower borrowing costs in the second quarter.”

Operating Results
For the second quarter of 2009, net income was $32.1 million, a decrease of $20.9 million, or 39.4%, compared to second quarter 2008. The decrease was primarily driven by other-than-temporary impairment (OTTI) credit losses of $39.3 million on the Bank’s private-label MBS portfolio and lower net interest income. Return on average capital for the second quarter of 2009 declined to 3.31% compared to 4.89% in the same year-ago period. Second quarter 2009 net income resulted in earnings per share of $0.80, compared to $1.31 in the second quarter 2008. These operating results enabled FHLBank Pittsburgh to set aside $941 thousand for affordable housing programs next year.

Net income for the six months ended June 30, 2009, was $8.5 million, compared to $110.5 million for the same period in 2008, a decrease of $102.0 million, or 92.3%. Return on average capital for the six months ended June 30, 2009 declined to 0.42% compared to 5.07% in the same year-ago period. The significant decline in year-to-date income, reflecting OTTI credit losses of $69.8 million, a first quarter contingency reserve of $35.3 million and lower net interest income, drove the return down significantly. Earnings per share for the six months ended June 30, 2009 was $0.21, compared to $2.70 for the six months ended June 30, 2008. Year-to-date 2009, FHLBank has set aside $941 thousand for affordable housing programs next year.

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FHLBank Pittsburgh Reports Second Quarter 2009 Results – page two

Balance Sheet Highlights
Total loans to members, also called advances, decreased $16.4 billion, or 26.4%, to $45.8 billion at
June 30, 2009, compared to $62.2 billion at December 31, 2008. Demand for advances has declined as the economy continued to slow and alternative sources of liquidity have become available to members via various new government programs and initiatives. At June 30, 2009, total assets were $76.4 billion, a decrease of $14.4 billion, or 15.9%, from $90.8 billion at December 31, 2008. Retained earnings were $434.9 million at June 30, 2009, an increase of $264.4 million, or 155.1%, from $170.5 million at December 31, 2008. The increase in retained earnings was primarily due to the adoption of FSP 115-2, “Recognition and Presentation of Other-Than-Temporary-Impairments,” which required a cumulative effect adjustment as of January 1, 2009. This adjustment increased retained earnings by $255.9 million with an offsetting decrease to accumulated other comprehensive income (loss).

On December 23, 2008, FHLBank Pittsburgh management and Board of Directors announced the suspension of both dividend payments and the repurchase of capital stock until such time as it becomes prudent to reinstate either or both. Therefore, no dividends were declared or paid in the second quarter of 2009.

Detailed financial information is available in FHLBank Pittsburgh’s 10-Q filing, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At June 30, 2009, it had 319 members in its district of Delaware, Pennsylvania and West Virginia and approximately $76 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

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FHLBank Pittsburgh Reports Second Quarter 2009 Results – page three

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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